Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Exelixis, Inc. for the registration of up to $250,000,000 of any combination of Common Stock, Preferred Stock, Debt Securities, Warrants, and Units, and to the incorporation by reference therein of our reports dated March 4, 2009, with respect to the consolidated financial statements of Exelixis, Inc., and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in its Annual Report (Form 10-K) for the fiscal year ended January 2, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

April 20, 2009